Exhibit F-3

                                                                                                          December 5, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     Great Plains Energy Incorporated
          Application/Declaration on Form U-1 (File No. 70-10146)

Dear Sirs:

I refer to the Form U-1 Application/Declaration in the above-referenced proceeding, as amended (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Great Plains Energy Incorporated, a Missouri corporation, and to the Commission's order dated November 10, 2003 approving the Application (Holding Co. Act Release No. 27752) (the "Order"). Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

In the Application, Great Plains Energy requested Commission authorization under the Act to acquire, directly or indirectly through one or more subsidiary companies, a membership interest in PowerTree Carbon Company, LLC ("PowerTree"), a Delaware limited liability company, and, to the extent such approval is necessary, to transfer all or a portion of such membership interest to any associate company.

In accordance with the terms of the Application and the Order, Great Plains Energy has executed the Operating Agreement of PowerTree, and has assigned its membership interest in PowerTree to its direct wholly-owned public utility subsidiary, Kansas City Power & Light Company.

In connection with this opinion, I have examined the Application and the exhibits thereto, the Order, and originals, or copies certified to my satisfaction, of such corporate records of Great Plains Energy and other entities, and such other documents, records and matters of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Application and the aforesaid documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter specified, I am of the opinion that, through and as of the date hereof:

(a)  all state laws applicable to the proposed transaction have been complied with;

(b)  (i) PowerTree is validly organized and duly existing under the laws of Delaware, and (ii) Kansas City Power & Light Company is entitled to all of the rights and privileges of a member of PowerTree as set forth in PowerTree's Operating Agreement;

(c)  Great Plains Energy has legally acquired the membership interest in PowerTree, and has duly assigned the membership interest to Kansas City Power & Light Company; and

(d)  the consummation of the proposed transaction has not violated the legal rights of the holders of any securities issued by Great Plains Energy or any associate company thereof.

I am a member of the State Bar of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri and the federal laws of the United States of America. For purposes of this opinion, with respect to all matters governed by the laws of Delaware as applicable to PowerTree, I have relied upon an opinion addressed to Great Plains Energy of Morris, James, Hitchens & Williams LLP, Wilmington, Delaware, which opinion was filed as Exhibit F-2 to the Application.

I hereby give my written consent to the use of this opinion in connection with the filing of a certificate pursuant to Rule 24 in the above-referenced proceeding. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.

Very truly yours,

/s/ Mark G. English

Mark G. English
Assistant Secretary and
Managing Attorney